December 28, 2001



         As counsel for Liberty-Stein Roe Institutional Floating Rate Fund (the "Registrant"), we consent to the incorporation by reference of each of the following of our opinions filed with the Registrant's registration statement on Form N-2 (1940 Act file no. 811-08955):

  Description                        Date of Opinion       Date of Filing
Initial Filing                       November 6, 1998      November 17, 1999
Registration of Additional Shares    May 6, 1999           May 7, 1999
Registration of Additional Shares    December 11, 2000     December 13, 2000


         In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                   Very truly yours,


                                                   /s/ Bell, Boyd & Lloyd LLC